As filed with the Securities and Exchange Commission on February 17, 2012

Securities Act Registration No. 333- 179237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________________

Form N-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No. _

☒ Post-Effective Amendment No. 1

Medley Capital Corporation

Exact name of Registrant as specified in its charter

___________________

375 Park Avenue, 33rd Floor
New York, NY 10152

Address of Principal Executive Offices (Number, street, City, State, Zip Code)

(212) 759-0777

Registrant’s Telephone Number, Including Area Code

Brook Taube
Medley Capital Corporation
375 Park Avenue, 33rd Floor
New York, NY 10152

Name and Address (Number, street, City, State, Zip Code) of Agent for Service

___________________

Copies to:

James R. Tanenbaum, Esq.
Anna T. Pinedo, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 468-8000

___________________

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

It is proposed that this filing will become effective (check appropriate box):

[_] when declared effective pursuant to Section 8(c).

Explanatory Note

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 is solely to file certain exhibits to the Registration Statement as set forth in Item 25(2) of Part C.

PART C
OTHER INFORMATION

Item 25. Financial statements and exhibits

2. Exhibits

The following exhibits are filed as part of this report or hereby incorporated by reference to exhibits previously filed with the SEC:

a	Certificate of Incorporation (Incorporated by reference to Exhibit 99.A.3 to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

b	Form of Bylaws (Incorporated by reference to Exhibit 99.B.3 to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

d.1	Form of Stock Certificate (Incorporated by reference to Exhibit 99.D to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

d.2	Form of Indenture (2)
e	Dividend Reinvestment Plan (Incorporated by reference to Exhibit 99.E to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

f.1	Senior Secured Revolving Credit Agreement among the Registrant as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated August 4, 2011 (Incorporated by reference to the Current Report on Form 8-K filed on August 9, 2011).

f.2	Guarantee, Pledge and Security Agreement among the Registrant, the Subsidiary Guarantors party thereto, ING Capital LLC, as Administrative Agent, each Financial Agent and Designated Indebtedness Holder party thereto and ING Capital LLC, as Collateral Agent, dated August 4, 2011 (Incorporated by reference to the Current Report on Form 8-K filed on August 9, 2011).

g	Form of Investment Management Agreement between Registrant and MCC Advisors LLC (Incorporated by reference to Exhibit 99.G to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on N-2, filed on June 9, 2010).
h	Underwriting Agreement by and between the Registrant, MCC Advisors LLC and the Selling Stockholders, and Goldman, Sachs & Co., Barclays Capital Inc., Credit Suisse Securities (USA), LLC and UBS Securities LLC, dated February 17, 2012 (3)
j	Form of Custody Agreement (Incorporated by reference to Exhibit 99.J to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

k.1	Form of Administration Agreement (Incorporated by reference to Exhibit 99.K.2 to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on June 9, 2010).
k.2	Form of Trademark License Agreement (Incorporated by reference to Exhibit 99.K.3 to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on June 9, 2010).

k.3	Certificate of Appointment of Transfer Agent (Incorporated by reference to Exhibit 99.K.1 to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on July 2, 2010).
k.4	Form of Sub-Administration Agreement (Incorporated by reference to Exhibit 99.K.4 to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).
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k.5	Form of Fee Waiver Agreement (Incorporated by reference to Exhibit 99.K.5 to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 22, 2010).

l	Opinion and Consent of Morrison & Foerster LLP (2)
n.1	Consent of Ernst & Young LLP (3)
n.2	Consent of Richard A. Dorfman (1)

n.3	Power of Attorney from Richard Dorfman (3)
r.1	Code of Business Conduct and Ethics of the Registrant (Incorporated by reference to Exhibit 14.1 to the Registrant’s 10-Q for the period ended June 30, 2011, filed on August 4, 2011).

r.2	Code of Business Ethics of MCC Advisors (Incorporated by reference to Exhibit 99.R.2 to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on June 9, 2010).

________________

(1)	Filed on January 27, 2012 with the Registrant’s Registration Statement on Form N-2.
(2)	Filed on February 13, 2012 with the Registrant’s Amendment No. 1 to the Registration Statement on Form N-2.
(3)	Filed herewith.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on February 17, 2012.

MEDLEY CAPITAL CORPORATION

By:	/s/ Brook Taube
Name: Brook Taube
Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities set forth below on February 17, 2012. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Name	Title

/s/ Brook Taube	Chief Executive Officer and Chairman of the
Brook Taube	Board of Directors (Principal Executive Officer)

/s/ Richard T. Allorto, Jr.	Chief Financial Officer (Principal Financial and
Richard T. Allorto, Jr.	Accounting Officer)

/s/ Seth Taube*	Director
Seth Taube

/s/ Andrew Fentress*	Director
Andrew Fentress

/s/ Arthur S. Ainsberg*	Director
Arthur S. Ainsberg

/s/ Richard Dorfman*	Director
Richard Dorfman

/s/ Karin Hirtler-Garvey*	Director
Karin Hirtler-Garvey

/s/ John E. Mack*	Director
John E. Mack

*By: /s/ Richard T. Allorto, Jr.

Richard T. Allorto, Jr.

(As Attorney-in-Fact)

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